Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications and Human Capital Officer

CNL Financial Group

(407) 650-1223

CORPORATE CAPITAL TRUST ANNOUNCES OFFERING PRICE INCREASE

(ORLANDO, Fla.) Jan. 24, 2012 — The Board of Directors of Corporate Capital Trust, Inc. (“the Board”) has announced that, due to an increase in Corporate Capital Trust’s net asset value per share, it has increased the public offering price per share of Corporate Capital Trust from $10.40 to $10.65. This pricing increase will become effective for share subscriptions accepted after January 18, 2012 and will ensure that Corporate Capital Trust’s net asset value per share will not exceed its net offering price per share.

The Board has also increased the declared weekly distributions from $0.014 per share to $0.014336 per share through March 27, 2012, which represents an annualized distribution yield of 7 percent based on Corporate Capital Trust’s current offering price.

About Corporate Capital Trust

Corporate Capital Trust is an innovative non-traded business development company that offers individuals an exceptional opportunity to invest in privately owned American companies. The company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit Corporate Capital Trust’s website at www.CorporateCapitalTrust.com.

A registration statement relating to the common stock of Corporate Capital Trust, Inc. was filed with and has been declared effective by the Securities and Exchange Commission. The offering of Corporate Capital Trust’s common stock is being made solely by means of a written prospectus which is available at http://www.sec.gov or may be obtained by calling (866) 650-0650, contains additional information about Corporate Capital Trust and should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust carefully before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

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Corporate Capital Trust, Inc. is advised by CNL Fund Advisors Company and KKR Asset Management, LLC

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The information in this press release may include “forward looking statements.” These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. Forward looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust’s common stock.

CNL Fund Advisors Company (CNL) and KKR Asset Management LLC (KKR) are affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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Corporate Capital Trust, Inc. is advised by CNL Fund Advisors Company and KKR Asset Management, LLC